                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Amended Preliminary Proxy Statement   [ ] Confidential, for Use of the
                                              Commission Only (as permitted
                                              by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12


                          AMERICAN ECOLOGY CORPORATION
               ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


               ------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------
     5) Total fee paid:

        -----------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the

     Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        -----------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------
     3) Filing Party:

        -----------------------------------------------------------------------
     4) Date Filed:

        -----------------------------------------------------------------------

                          AMERICAN ECOLOGY CORPORATION
                            805 W. IDAHO, SUITE 200
                            BOISE, IDAHO  83702-8916
                                 (208) 331-8400

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 22, 1997

         The Annual Meeting of Stockholders of American Ecology Corporation (the "Company") will be held on May 22, 1997, at 10:00 a.m., mountain time, at the Owyhee Plaza, Capitol Room, 1109 Main Street, Boise, Idaho.

         The meeting is being held to consider and act upon the following matters:

         1.  To elect eight directors of the Board of Directors;

         2. To amend the Company's Restated Certificate of Incorporation to increase the authorized common stock from 20,000,000 to 25,000,000 shares;

         3. To ratify the selection of Balukoff, Lindstrom & Co., P.A. as the Company's independent auditors for fiscal year 1997;


         4. To ratify the November 15, 1996 issuance of Series E Redeemable Convertible Preferred Stock and associated warrants;


         5. Such other business as may properly come before the meeting or any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on April 16, 1997 as the record date for determining those stockholders who will be entitled to vote at the meeting and any adjournments or postponements thereof. A list of stockholders will be available for inspection for a period of 10 days prior to the meeting at the Company's principal office identified above and will also be available for inspection at the meeting.

         Please sign and date the enclosed proxy and return it promptly in the enclosed self-addressed pre-paid envelope. If you attend the meeting, you may withdraw your proxy and vote your shares in person.

                                           BY ORDER OF THE BOARD OF DIRECTORS



                                           PHILLIP K. CHATTIN
                                           Secretary

Boise, Idaho

April 22, 1997

                          AMERICAN ECOLOGY CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 22, 1997

                                PROXY STATEMENT

                       ---------------------------------


         This Proxy Statement relates to the Annual Meeting of Stockholders of American Ecology Corporation, a Delaware corporation (the "Company"), to be held on May 22, 1997, at 10:00 a.m., mountain time, at the Owyhee Plaza, Capitol Room, 1109 Main Street, Boise, Idaho, including any adjournments or postponements thereof (the "Meeting"). This Proxy Statement, the accompanying proxy card and the Company's Annual Report are first being mailed to stockholders of the Company on or about April 28, 1997. THEY ARE FURNISHED IN CONNECTION WITH THE SOLICITATION BY THE COMPANY OF PROXIES FROM THE HOLDERS OF THE COMPANY'S COMMON STOCK, PAR VALUE $.01 PER SHARE ( "COMMON STOCK"), FOR USE AT THE MEETING. Holders of preferred stock of the Company do not have voting rights with respect to the matters to be considered at the meeting.


         The principal solicitation of proxies is being made by mail; however, additional solicitation may be made by telephone, telegraph, facsimile or personal visits by directors, officers and regular employees of the Company and its subsidiaries, who will not receive additional compensation therefore. The Company has retained ChaseMellon Shareholder Services to aid in the solicitation of proxies. Estimated fees expected to be incurred by the Company in this connection should not exceed $10,000. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding soliciting material.

         All shares represented by duly executed proxies in the accompanying form received prior to the Meeting will be voted in the manner specified therein. Any stockholder granting a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies may also be revoked by any stockholder present at the Meeting who expresses a desire to vote his shares in person. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted FOR each proposal listed herein and, in the discretion of the persons named in the proxy in any other business that may properly come before the Meeting.

         STOCKHOLDERS ARE URGED, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

         The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1996 is being furnished with this Proxy Statement to stockholders of record on April 16, 1997. The Annual Report to Stockholders does not constitute a part of the proxy soliciting material except as otherwise provided by the rules of the Securities and Exchange Commission, or as expressly provided for herein.

                      OUTSTANDING SHARES AND VOTING RIGHTS

         The Board of Directors of the Company has fixed April 16, 1997 as the record date ("Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting. On the Record Date there were 8,015,308 shares of common stock issued and outstanding and entitled to vote. The Company has no other voting securities outstanding. Each stockholder of record is entitled to one vote per share held on all matters submitted to a vote of stockholders, except that in electing directors, each stockholder is entitled to cumulate his or her votes and give any one candidate an aggregate number of votes equal to the number of directors to be elected (eight) multiplied by the number of his or her shares, or to distribute such aggregate number of votes among as many candidates as he or she wishes. For a stockholder to exercise his or her cumulative voting rights, the stockholder must give notice of his or her intention to cumulatively vote prior to the Meeting, or at the Meeting in person, prior to voting. If any stockholder has given such notice, all stockholders may cumulatively vote. The holders of proxies will have authority to cumulatively vote and allocate such votes in their discretion to one or more of the director nominees. The holders of the proxies solicited hereby do not, at this time, intend to cumulatively vote the shares they represent, unless a stockholder indicates his intent to do so, in which instance the proxy holders intend to cumulatively vote all the shares they hold by proxy in favor of some or all of the director nominees identified herein.


         The holders of a majority of the outstanding shares of common stock on the Record Date present at the Meeting in person or by proxy will constitute a quorum for the transaction of business at the meeting. An affirmative vote of a majority of the shares present and voting at the Meeting is required for approval of all matters except Proposal 2, as to which the affirmative vote of a majority of the outstanding shares of common stock is required for approval. Abstentions and broker non-votes are each included in the determination of the number of shares present. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and thus have the effect of effect of voting against a proposal, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved and thus have no effect, except in regard to Proposal 2.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

         DIRECTORS.       At the Meeting, eight directors are to be elected.
If Proposal 1 is adopted, eight directors will be elected to hold office until the next Annual Meeting of Stockholders or until the election and qualification of his or her respective successor. It is the intention of the persons named in the proxy to vote the proxies which are not marked to the contrary for the election as directors of the persons named below as nominees. If any such nominee refuses or is unable to serve as a director, the persons named as proxies may in their discretion vote for any or all other persons who may be nominated. The eight nominees receiving the greatest number of votes cast will be elected directors, provided that each nominee receives at least a majority of the votes cast.

Director nominees standing for election to serve until the 1998 Annual Meeting are:

NAME                         AGE         POSITION WITH COMPANY                    DIRECTOR SINCE
----                         ---         ---------------------                    --------------
Jack K. Lemley               62          Director, Chairman, Chief                1992
                                         Executive Officer and President
Paul F. Schutt               64          Director                                 1994
John J. Scoville             61          Director                                 1984
Patricia M. Eckert           49          Director                                 1995
Edward F. Heil               52          Director                                 1994
Rotchford D. Barker          60          Director                                 1996
Paul C. Bergson              52          Director                                 1996
Keith D. Bronstein           47          Director                                 1997

Please see "Directors and Officers" below, for a brief business biography of each director-nominee.

                                 PROPOSAL NO. 2

         AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION TO INCREASE
                            AUTHORIZED COMMON STOCK

         On April 11, 1997, the Board of Directors by unanimous vote of those present, adopted a resolution approving and submitting to a vote of the stockholders an amendment to Article Fourth of the Company's Restated Certificate of Incorporation ("Certificate") to increase its authorized common stock from 20,000,000 to 25,000,000 shares. The text of Article Fourth as proposed to be amended is as follows:

         "FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 25,000,000 shares of common stock, par value $.01 per share (the "Stock") and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock" or "Preferred Shares")."

         The proposed increase in the authorized common stock is recommended by the Board of Directors to ensure the availability of an adequate supply of authorized unissued shares for the planned shareholder rights offering, stock options, the exercise of existing warrants and other corporate purposes as may be decided by the Board of Directors.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO INCREASE THE COMPANY'S AUTHORIZED COMMON STOCK. The proposed amendment will be adopted if a majority of the outstanding common stock is voted in favor of the proposed amendment.

                                 PROPOSAL NO. 3

                             SELECTION OF AUDITORS

         The Board of Directors has selected Balukoff, Lindstrom & Co., P.A. ("Balukoff, Lindstrom"), as independent auditors for the Company's 1997 fiscal year. Balukoff, Lindstrom examined the financial statements of the Company for its 1996 fiscal year. It is expected that representatives of Balukoff, Lindstrom will be present at the Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

         Although selection of auditors is not required to be submitted to a vote of the stockholders, THE BOARD OF DIRECTORS HAS DECIDED TO ASK THE STOCKHOLDERS TO APPROVE THE SELECTION AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL. If a majority of shares of common stock voting on this proposal at the Meeting does not vote to approve the selection, the Board will reconsider the selection.

                                 PROPOSAL NO. 4

               RATIFICATION OF ISSUANCE OF CONVERTIBLE REDEEMABLE
                SERIES E PREFERRED STOCK AND ASSOCIATED WARRANTS

         On October 31, 1996, the Board of Directors unanimously approved the issuance of 300,000 new Series E Redeemable Convertible Preferred Stock
("Series E") and associated Warrants ("Warrants") to two subscribing directors (Messrs. Barker and Heil) who abstained from consideration and voting at the meeting. Each Series E share has a Warrant associated with it allowing the holder to purchase ten shares of the Company's common stock at the price of
$1.50 per share on or after July 1, 1997.    The following excerpt from the
minutes of the Directors' October 31, 1996 meeting best describes the Directors' consideration of the reasons for and the fairness to the Company of the transaction:

         "Next, the Directors engaged in a lengthy discussion concerning the historical and current financial condition of the Company and its future financial and operational prospects. The Directors concluded that the ability to eliminate any dilution by the new preferred through a rights offering left the warrants and the dividends to be paid in kind as the sole fairness issues. The Directors discussed the Series D private placement of preferred stock by the Company in September 1995 wherein warrants were issued to the subscribers. The Directors considered whether, and under what terms, a third party (including venture capitalists) would make a similar investment, and concluded a third party investor would likely demand substantial equity in the Company, severely diluting existing shareholders. It was noted that discussions with the Bank indicated that if the Bank were to exchange its debt for equity, it would also severely dilute, if not eliminate, existing shareholders. That fact that the Bank demanded and received warrants for 10% of the Company's stock exercisable at $1.50 per share in order to restructure the Bank debt without extending additional credit was noted. Given the urgency of the Company's financial condition, and the risk to be undertaken by the subscribers to the preferred stock, the Directors concluded that an alternative transaction was not possible. It was also concluded that if the Company did not act promptly to secure new financing or equity, that the Company's business failure was likely. Given the Company's current financial condition, new financing other than equity is impossible. It was pointed out that no other parties had come forward seeking to invest $3,000,000 in the Company on terms that would be more favorable than those of the proposal. It was also noted that the Company's outside financial consultants, Jay Alix & Company, after studying the Company and developing a financial model forecasting flat revenue and decreasing operating costs, had suggested a restructure plan whereby the company would severely contract the size and scope of operations and trade its debt to the Bank for equity, almost entirely eliminating its existing shareholders. That plan was previously rejected because it was not in the best interest of existing shareholders. It was noted that the warrants to be issued in accordance with the Proposal were exercisable only after the time set for a shareholder rights offering, were exercisable at $1.50 per share and would be diluted by any rights offering. Recently, the Company's stock price has traded at a high of 1 1/8 and low of 7/8, showing an overall decline of 12% since September."


         Mr. Barker and Mr. Heil, respectively, subscribed to and paid for 200,000 and 100,000 Series E shares at $10.00 per share effective November 15, 1996, and were issued Warrants to purchase, after June 30, 1997 and before July 1, 2003, common stock at $1.50 per share for each Series E share. The purchase agreement is attached hereto as Exhibit 99.5. Subsequently, Mr. Barker sold 25,000 and 1,000 Series E shares and associated Warrants to Mr. Bronstein and Mr. Bergson, both of whom are directors, at the price of $10.00 per share. The entire proceeds of the issuance were used as working capital by the Company.


         The Series E stock was issued to satisfy a condition required by the Company's bank when its secured credit agreement was renegotiated and extended. The condition required the Company to raise $3.0 million in new equity before the end of 1996, and to use its best efforts to raise an additional $2.0 million in equity by June 30, 1997. The Company intends to satisfy this condition by an offering to all holders of common stock to subscribe for one share of common stock at $1.00 per share for each share of common stock held ("Rights Offering").

       The Series E stock is non-voting; has a liquidation preference of $10.00 per share, plus unpaid dividends; has an annual dividend of 11.25% paid quarterly solely in common stock of the company at its average trading price 10 days prior to quarter-end; will be redeemed by the Company at its $10.00 stated value in a Rights Offering provided the proceeds of the Rights Offering exceeds $5,000,000; is convertible after June 30, 1997 into 10 shares of common stock if the Rights Offering does not occur; will be converted pro-rata into 10 shares of common stock to the extent it is not redeemed in the Rights Offering; has an anti-dilution provision other than in the Rights Offering; and requires an unanimous vote of all holders to modify or amend its terms.


         Copies of the share Purchase Agreement, Series E Designation Certificate, and Form of Warrant issued in the transaction are attached to this Proxy Statement as Exhibit 99.5, 99.6 and 99.7, respectively. Additionally, the Series E stock is described in Footnote 8 to the Company's Financial Statements in its 1996 Annual Report which accompanies this Proxy Statement.



         The following chart is intended to show the effect on subscribers and current shareholders of the Series E stock issuance based on the two opposite hypothetical cases. In each case, it is assumed the Warrants are exercised entirely (equity proceeds to the Company of $4.5 million). The first case assumes the Rights Offering is entirely unsuccessful and the Series E is therefore converted to common stock. The second case assumes the Rights Offering is fully subscribed and the Series E shares are therefore redeemed, or exchanged by the holders for their pro rata share of the stocks offered in the Rights Offering.

                      TOTALLY UNSUCCESSFUL RIGHTS OFFERING
                      FULL SUBSCRIPTION OF RIGHTS OFFERING


                 Current            Conversion
                 Common       %    of Series E   Exercise of Warrants   Total Common          %
                ---------    ---   -----------   --------------------   ------------         ---
                                                       @ $1.50
                                                       -------
R. Barker         102,570    1.27    1,740,000        1,740,000           3,582,570          25.56
                                     ---------                           ----------          -----
                                       102,570                            1,945,140          10.22

E. Heil         1,659,891   20.71    1,000,000        1,000,000           3,659,891          26.11
                                     ---------                           ----------          -----
                                     1,000,000                            3,659,891          19.23

K. Bronstein       67,533    0.84     250,000           250,000             567,533           4.05
                                     ---------                           ----------          -----
                                       67,533                               385,066           2.02

P. Bergson            161    0.01      10,000            10,000              20,161           0.14
                                     ---------                           ----------          -----
                                          161                               10,322           0.05

All other       6,185,153   77.17        0                N/A             6,185,153          44.13
shareholders
                                     ---------                           ----------          -----
                                         0                               13,030,197          68.47
                                                                         ==========          =====

                                                                         14,015,308            100
                                                                         ----------          -----
Totals          8,015,308     100                                        19,030,616            100



         At the time of the transaction, the Company, acting upon advice of counsel, concluded that stockholder approval of the Series E was not required by either Delaware law, the Company's Certificate of Incorporation, its bylaws, or rules of the NASDAQ Stock Market, Inc. relating to stockholder approval of issuance of listed securities. Subsequent to the issuance of the Series E, the NASDAQ Stock Market, in a letter to the Company, concluded that the Company's issuance of the Series E and Warrants, without prior stockholder approval, constituted a violation of the NASDAQ Stock Market's continued listing rules. The Company has disputed, and continues to dispute, the NASDAQ's interpretation of its rules. After a hearing, the NASDAQ Qualifications Panel concluded that the Company's stock would not be delisted if the Company on or before May 15, 1997 eliminated the conversion feature in the Series E if there is no shareholder approval of the Series E stock. The Series E shareholders have consented to eliminate this right and have agreed to substitute in its stead a right to put the Series E to the Company at its liquidation amount of $10 per share anytime on or after December 31, 1997. The Warrants will also not be exercisable until the earlier of 30 days after completion of the Rights Offering or December 31, 1997.



         Unless the proposal is approved by a majority of the shares of common voting on this proposal at the Meeting, the Series E stock will have a put effective on and after December 31, 1997 if it is not eliminated in the Rights Offering. If any of the holders of the Series E stock exercised this put, the Company would be in the same position it was last November since the exercise of the put would cause a default to occur on the bank loan. Consequently, THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS.

         The Committees of the Board of Directors during 1996 were the Nominating, Executive, Audit and Compensation Committees.

         The members of the Nominating Committee are Messrs. Lemley, Heil and Scoville. Mr. Scoville is chairman. The Nominating Committee searches for and recommends to the Board of Directors, qualified and experienced individuals to fill vacancies and new director seats, upon expansion of the board. The Nominating Committee met twice during 1996.

         The members of the Executive Committee are Messrs. Lemley, Barker, Heil and Scoville. Mr. Lemley is chairman. Except certain powers which, under Delaware law, may only be exercised by the full Board of Directors, the Executive Committee may exercise all powers and authority of the Board of Directors in the management of the business of the Company. The Executive Committee did not meet in 1996.

         The members of the Audit Committee are Messrs. Bergson, Schutt and Ms. Eckert. Mr. Schutt is chairman. The Audit Committee reviews the proposed plan and scope of the Company's annual audit as well as the result when it is completed. The Committee reviews the services provided by the Company's independent auditors and their fees. The Committee also meets with the Company's financial personnel to assure the adequacy of the Company's accounting principles, financial controls and policies. The Committee is also charged with reviewing transactions which may present a conflict of interest on the part of management or directors. The Audit Committee met three times in 1996.

         The members of the Compensation Committee are Messrs. Barker, Bergson, Heil and Schutt. Mr. Barker is chairman. The Compensation Committee reviews and approves executive officer and key employee compensation and benefits. It also administers the Company's employee stock option plan, approving the grant and terms of stock options to executives and key employees of the Company. The Compensation Committee met one time in 1996.

         During 1996, the Board of Directors held twenty meetings. All directors attended 80% or more of the meetings of the Board of Directors and Committees of the Board on which they served.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

         During 1996, no member of the Directors Compensation Committee was an officer or employee of the Company or any of its subsidiaries, or had any other relationship requiring disclosure by the Company under Item 404 of SEC Regulation S-K.

         During 1996, no executive officer of the Company served as: (i) a member of the compensation committee (or other board committee performing equivalent functions) of an unrelated entity, one of whose executive officers served on the Directors Compensation Committee of the Company, (ii) a director of an unrelated entity, one of whose executive officers served on the Directors Compensation Committee of the Company, or (iii) a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

         Directors who are not employees of the Company or its subsidiaries receive an annual fee of $16,000 payable monthly plus $1,333 for each special meeting attended in person, which at the director's discretion is payable quarterly in stock of the Company at its then market price. Directors who are employees of the Company receive no additional compensation for their service as directors. All directors are reimbursed for their travel and other expenses involved in attendance at Board and committee meetings.


         In addition, each director who at the time of his or her initial election to the Board is not an employee of the Company is granted a stock option to purchase from the Company 7,500 shares of the Company's common stock. Each director who is not an employee of the Company at the time of each re-election to the Board is also granted a stock option to purchase from the Company 7,500 shares of the Company's common stock.

STOCK PERFORMANCE GRAPH.(1)

  The following graph compares the most recent five year market-value performance of the Company's common stock to the NASDAQ US and Foreign Stock Index, and a hazardous waste industry peer group(2) which the Company believes accurately reflects its competitors. The graph assumes that the value of the investment in the common stock and each index was $100 at December 31, 1989.


PERFORMANCE GRAPH

                                 1991     1992     1993    1994     1995    1996
                                 ----     ----     ----    ----     ----    ----
American Ecology Corporation    300.0    234.0    204.0    175.9     78.8    30.4
NASDAQ US & Foreign Stock       135.7    157.4    181.1    175.3    243.6   267.2
Peer Group                      104.9    104.5     69.1     56.3     64.8    66.5


                                   [GRAPH]


--------------------

(1) Notwithstanding filings by the Company with the SEC that have incorporated or may incorporate by reference other SEC filings (including this proxy statement) in their entirety, this performance graph shall not be incorporated by reference into such filings and shall not be deemed to be filed with the SEC except as specifically provided otherwise or to the extent required by Item 402 of Regulation S-K.

(2) The companies which make up the Company s peer group are: 3CI Complete Compliance Corp.; American Medical Tech, Inc.; American Waste Services; Ametech; Biomedical Waste Systems, Inc.; Chemical Waste Management; WMX Technologies, Inc.; Clean Harbors Inc.; Environmental Services of America, Inc.; GNI Group; Metalclad Corp.; Mobley Environmental Services, Inc.; Molten Metal Technology; Perma-Fix Environmental Services, Inc.; Rollins Environmental Services; Safety Kleen Corp.; and Security Environmental Systems.

                        DIRECTORS AND EXECUTIVE OFFICERS

OFFICE HELD AS OF
MARCH 24, 1997          NAME                      AGE  CITY                STATE        DIRECTOR/OFFICER
--------------          ----                      ---  ----                -----        ----------------
Director, Chairman,     Jack K. Lemley            62   Boise               Idaho        1992-Director
Chief Executive Officer                                                                 October 12, 1995-
and President . . . . .                                                                 Officer
Vice President  . . . . Joseph J. Nagel           54   Boise               Idaho        February 14, 1997
Vice President  . . . . Richard F. Paton          47   Boise               Idaho        October 12, 1995
Vice President  . . . . Robert S. Thorn           74   Boise               Idaho        May 22, 1996
Treasurer . . . . . . . Ian P.F. Dorling          49   Boise               Idaho        March 27, 1996
Director  . . . . . . . Rotchford D. Barker       60   Golf                Illinois     1996
Director  . . . . . . . Paul C. Bergson           52   Washington          D.C.         1996
Director  . . . . . . . Keith D. Bronstein        47   Phoenix             Arizona      1997
Director  . . . . . . . Patricia M. Eckert        49   San Francisco       California   1995
Director  . . . . . . . Edward F. Heil            52   Downers Grove       Illinois     1994
Director  . . . . . . . Paul F. Schutt            64   Norcross            Georgia      1994
Director  . . . . . . . John J. Scoville          61   Santa Rosa          California   1984

    Jack K. Lemley is the Chairman of the Board, Chief Executive Officer and President of the Company. Prior to February 1995, he was an independent business consultant. From May 1989 through 1993, Mr. Lemley was Chief Executive Officer of Transmanche-Link J.V. which designed and built the tunnel and related transportation infrastructure to provide train service between England and France. Prior to his position at Transmanche-Link, Mr. Lemley founded Lemley and Associates, Inc. and was a management consultant to various clients in the industry. Mr. Lemley is also a director of Idaho Power Company.

    Joseph J. Nagel joined the Company in 1996 as Vice President for Governmental and Regulatory Affairs. In February 1997, Mr. Nagel was appointed Executive Vice President and Chief Operating Officer of the Company's US Ecology subsidiary. Prior to that, Mr. Nagel spent six years as Administrator of the Idaho Division of Environmental Quality.

    Richard F. Paton has been employed by the Company or its subsidiaries in various positions since 1986.

    Robert S. Thorn served as a consultant to the Company from November 1995 to May 1996 when he accepted the position of Vice President, Administration and Chief Accounting Officer. Prior to that time, Mr. Thorn served as a consultant with Lemley and Associates, Inc., a consulting engineering firm, from 1994 to November 1995 and before that as U.K. Controls Director for Transmanche-Link, J.V. which designed and built the tunnels and related transportation infrastructure to provide train service between England and France.

    Ian P.F. Dorling accepted employment with the Company in February 1996, and was appointed Treasurer in March 1996. Prior to that time, Mr. Dorling was the manager of cash management of Morrison - Knudsen Corporation, a Boise, Idaho based engineering and construction firm.

    Rotchford D. Barker became a director in April 1996. Mr. Barker is an independent business man and commodity trader. Mr. Barker has been a member of the Chicago Board of Trade for more than thirty years and has served on the board of directors of the exchange. Mr. Barker was the President of Agra Trading, Inc. until that company was acquired by Gill & Duffus, a United Kingdom holding company, in 1970. He has also served as a director of Agra Trading, Inc., Colorado Beef, Inc. and the December Group.

    Paul C. Bergson became a director of the Company in February 1996. Mr. Bergson is a principal in Bergson & Company, a government relations consulting firm serving a range of clients in tax, environmental and chemical matters.
Mr. Bergson is also a General in the U.S. Army Reserves, a member of the Board of Advisers of the Far East Studies Institute and serves on the boards of several philanthropic organizations.

    Keith D. Bronstein, a member of the Chicago Board of Trade and President of Tradelink LLC, became a director in January 1997. Previously he has served as a board member of the American Cancer Society, as lay board member of The University of Wisconsin Medical School, as a member of the Wisconsin Health Policy Board, and is a trustee member of Highland Park Hospital & Lakeland Health Service. Mr. Bronstein was a co-founder of S'Lil Pharmaceuticals, a bio- technology company involved in early-stage discovery and development of pharmaceutical drugs.

    Patricia M. Eckert currently practices law and is the owner of a consulting firm, Patricia M. Eckert & Associates. Ms. Eckert formerly served as the President of the California Public Utilities Commission and served as a Commissioner from 1989 to 1994.

    Edward F. Heil has been the Chairman of the Board of American Environmental Construction Company for more than the last five years. Mr. Heil is also a director of Medi Net, Inc.

    Paul F. Schutt has been the Chief Executive Officer and a director of Nuclear Fuel Services Inc. for more than the past 5 years. Mr. Schutt also led the formation of Advanced Recovery Systems, Inc., and NFS Radiation Protection Systems, Inc., and serves as a director on the boards of those companies. Mr. Schutt was a founding director in 1968 and President of Nuclear Assurance Corporation, Senior Planning Analyst for Union Carbide (AECOP), Oak Ridge, Tennessee, and held management positions in Marketing, Planning and Research and Development for Babcock & Wilcox Co.

    John J. Scoville is President of J.J. Scoville & Associates, Inc., a nuclear consulting firm. He was President of US Ecology, Inc., a subsidiary of the Company, from April 1981 to May 1990 and became a director of the Company in March 1984. Mr. Scoville was also a Vice President of the Company from May 1986 to May 1990.

    There are no family relationships among the directors and executive officers of the Company.

    The Company is not aware of any involvement in legal proceedings by its directors or executive officers during the past five years that are material to an evaluation of the ability or integrity of such director or executive officer.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT.


    Section 16 of the Securities Exchange Act of 1934 ("Section 16") requires that reports of beneficial ownership of common stock and preferred stock and changes in such ownership be filed with the Securities and Exchange Commission (the "SEC") by Section 16 "reporting persons" including directors, certain officers, holders of more than 10% of the outstanding common stock or preferred stock, and certain trusts of which certain reporting persons are trustees. The Company is required to disclose in this proxy statement each reporting person whom it knows to have failed to file any required reports under Section 16 on a timely basis. Based solely upon a review of copies of Section 16 reports furnished to the Company and written statements confirming that no other reports were required, to the Company's knowledge, all Section 16 reporting requirements applicable to known reporting persons, except for one Form 3 report which was filed late by Mr. Thorn and the inadvertent omission of Mr. Barker to include Series D Preferred Stock and Series D Warrants as derivative securities in his Form 3 report as originally filed, were complied with during 1996.


                             EXECUTIVE COMPENSATION


         Set forth below is information regarding the compensation of the Company's Chief Executive Officer and the other most highly compensated executive officers for 1996 (together with the Chief Executive Officer, the "named officers"). In addition, information is included regarding the compensation of an individual who would have been included in the named officers but for the fact he was not an executive officer of the Company at December 31, 1996.


         Summary Compensation Table. The summary compensation table set forth below contains information regarding the compensation of each of the named officers for services rendered in all capacities during 1994, 1995 and 1996.

                          SUMMARY COMPENSATION TABLE

                                                                         Long-Term
                                                                        Compensation
                                     Annual Compensation               ---------------
         Name and Principal      -------------------------------        Stock Options         All-Other
               Position          Year        Salary        Bonus       (No. of Shares)      Compensation(1)
               --------          ----        ------        -----       ---------------      ------------
Jack K. Lemley. . . . . . . . .  1996       $150,000        -0-                 -0-          $     761.52
   Chairman & CEO                1995       $167,017        -0-             250,000          $   4,588.63
                                 1994            -0-        -0-              10,000                   -0-

Richard F. Paton. . . . . . . .  1996      $  96,890        -0-                 -0-          $  3,197.74
   Vice President                1995      $  96,828        -0-               1,500          $  3,919.32
                                 1994      $  94,853    $    5,000              -0-          $  7,379.08

Edmund J. Gorman (2). . . . . .  1996       $120,700        -0-                 -0-          $  3,785.92
   President & COO               1995      $  46,515        -0-             150,000          $  1,793.43
                                 1994            -0-        -0-                 -0-                  -0-

Robert S. Thorn(3). . . . . . .  1996      $  59,558        -0-                 -0-           $41,327.53
   Vice President Administration 1995            -0-        -0-                 -0-           $12,880.00
                                 1994            -0-        -0-                 -0-                  -0-

      Option Grants. There were no options granted in 1996 to the named officers.




--------------------

(1) Includes the amount of premium paid by the Company for group term life insurance for each named executive officer, car allowance and the amount of the Company s matching contribution for each named executive officer under the Company s 401(k) Savings Plan and the Company s Retirement Plan.

(2) Mr. Gorman left the Company effective October 11, 1996. His annual salary was $175,000.

(3) Mr. Thorn became an employee May 1, 1996 with an annual salary of $95,000. Prior to becoming an employee (November 26, 1995 - April 30, 1996), he was paid $10,000 per month as a consultant.

      Option Exercises and 1996 Year-End Option Holdings. Shown below is information with respect to unexercised options to purchase Common Stock granted in prior years to the named officers and held by them at December 31, 1996. None of the named officers exercised any stock options in 1996.

                                          Number of Unexercised              Value of Unexercised
                                               Options at                    In-the-Money Options
                                            December 31, 1996                at December 31, 1996
               Name                     Exercisable/Unexercisable         Exercisable/Unexercisable(4)
               ----                     -------------------------         -------------------------
Jack K. Lemley........................         170,500/100,000                         $0/$0
Richard F. Paton......................           3,400/  1,600                         $0/$0

COMPENSATION COMMITTEE REPORT.(5)

    The Compensation Committee of the Board of Directors is composed entirely of outside directors and is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. The Committee also reviews and approves the Company's compensation and benefit plans. This Report describes the basis on which the 1996 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company.

    The Company believes that executive compensation should reflect value created for stockholders in furtherance of the Company's strategic goals. The following objectives are among those utilized by the Compensation Committee:

         1. Executive compensation should be meaningfully related to the long-term and short-term value created for stockholders.
         2. Executive compensation programs should support the long-term and short-term strategic goals and objectives of the Company.
         3. Executive compensation programs should reflect and promote the Company's overall value, business standards and reward individuals for outstanding contributions to the Company's success.
         4. Short and long term executive compensation play a critical role in attracting and retaining well qualified executives.

         Currently the Company has a compensation program based on three components: a base salary, a related bonus program tied to Company performance, and a stock option program. The Compensation Committee regularly reviews the various components of the compensation program to ensure that they are consistent with the Company's objectives.





--------------------

(4) A stock option is considered to be in-the-money if price of the related stock is higher than the exercise price of the option. The closing market price of the Common Stock was $1.063 per share on the NASDAQ National Market for December 31, 1996.

(5) Notwithstanding filings by the Company with the Securities and Exchange Commission ( SEC ) that have incorporated or may incorporate by reference other SEC filings in their entirety, this Compensation Committee Report shall not be incorporated by reference into such filings and shall not be deemed to be filed with the SEC except as specifically provided otherwise or to the extent required by Item 402 of Regulation S-K.

         BASE SALARY -- The Compensation Committee, in determining the appropriate base salaries of its executive officers, generally considers the level of executive compensation in similar companies in the industry. In addition, the Compensation Committee takes into account (i) the performance of the Company and the roles of the individual executive officers with respect to such performance, and (ii) the particular executive officer's specific experience and responsibilities, and the performance of such executive officer in those areas of responsibility. The base salaries for 1996 were established by the Committee at levels believed to be at or somewhat below competitive amounts paid to executives of companies in the environmental industry with comparable qualifications, experience and responsibilities. During 1996, Jack
K. Lemley, the chief executive officer of the Company received a base salary of $150,000, which the Committee believes to be below the average of the base salary for chief executive officers with comparable qualifications, experience and responsibilities of other companies in the environmental industry.

         ANNUAL INCENTIVES -- The bonus program provides direct financial incentives in the form of an annual cash bonus to executive officers to achieve and exceed the Company's annual goals. The Committee awards cash bonuses based on the performance of the Company relative to its budgeted net income for the fiscal year and other pertinent absolute and relative criteria. The Compensation Committee determined, after the end of 1996, not to pay cash bonuses to the named officers of the Company, given the financial performance of the Company which was below expectations. Mr. Lemley received no bonus in 1996.

         LONG-TERM INCENTIVES --The stock option program is currently the Company's primary long-term incentive plan for executive officers and key employees. The Committee is reviewing other possible long-term incentive plans and may implement such a plan as a supplement to the stock option program in the future. The objectives of the stock option program are to align executive officer compensation and shareholder return, and to enable executive officers to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock. In addition, grants of stock options to executive officers and others are intended to retain and motivate executives to improve long-term corporate and stock market performance. Stock options are granted at the prevailing market value and will only have value if the Company's stock price increases. Generally, grants of stock options vest in equal amounts over five years, and the executives must be employed by the Company at the time of vesting in order to exercise the stock option.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         The following table sets forth information as of April 10, 1997 with respect to the beneficial ownership of the Company's Common Stock by (i) each director and nominee for director of the Company individually, (ii) each executive officer of the Company, and (iii) all directors, nominees for director and executive officers of the Company listed in the Summary Compensation Table as a group. Unless otherwise indicated below, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown.

      NAME of BENEFICIAL OWNER              AMOUNT and NATURE of                    PERCENT OF CLASS*
      ------------------------             BENEFICIAL  OWNERSHIP*                   ----------------
                                           ---------------------
Rotchford D. Barker                                161,421.70(6)                           2.0%
Paul C. Bergson                                        161
Keith D. Bronstein                                  67,533                                   *
Patricia M. Eckert                                   7,500(7)                                *
Edward F. Heil                                   2,334,246.95(8)                          26.86%
Jack K. Lemley                                     262,800.72(9)                           3.17%
Paul F. Schutt                                     115,587.10(10)                          1.43%
John J. Scoville                                    61,193.90(11)                            *
Ian P.F. Dorling                                       882.449(12)                           *
Joseph J. Nagel                                          0                                   0
Richard F. Paton                                     5,180.13(13)                            *
Robert S. Thorn                                        600                                   *
All directors and executive
officers as a group (12)                         3,017,106.95                             32.99%




--------------------

O Direct ownership and sole investment and voting power unless indicated otherwise.
*    Indicates less than 1%.
(6)  Indicates common stock if 3,157.89 Series D Preferred stock is converted.
(7)  Includes 7,500 shares subject to option.
(8) Includes 17,500 shares subject to option, 314,730 shares in capacity as trustee of a trust and common stock if 35,245.86 Series D Preferred stock is converted and 352,459 Series D Warrants are exercised.
(9) Includes 150,000 shares subject to option and common stock if 6,052.71 Series D Preferred stock is converted and 60,527 Series D Warrants are exercised.
(10) Includes 17,500 shares subject to option and common stock if 5,263.20 Series D Preferred stock is converted and 52,632 Series D Warrants are exercised.
(11) Includes 45,500 shares subject to option and common stock if 842.11 Series D Preferred stock is converted and 8,421 Series D Warrants are exercised.
(12) 882.449 shares owned under the 401(k) plan.
(13) Includes 3,400 shares subject to option and 1,780.13 shares owned under the 401(k) plan.

SECURITY OWNERSHIP OF 5% BENEFICIAL OWNERS

    The following information is given with respect to the persons known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock as of December 31, 1996. Unless otherwise noted, each shareholder listed below has sole voting and investment power with respect to the shares listed.

          Name and Address              Number of Shares             Percent of
         of Beneficial Owner           Beneficially Owned              Class
         -------------------           ------------------              -----
Edward F. Heil (1).....................    2,334,246.95                26.86%
2901 Centre Circle
Downers Grove, Illinois  60515

Harry J. Phillips, Jr. (2).............    2,957,758.61                33.20%
3 Riverway, Suite 170
Houston, Texas  77056

Fayez Sarofim (3)......................      466,980                    5.8%
2900 Two Houston Center
Houston, Texas  77010

--------------------------


1. Pursuant to a Section 16 Form 4 filed on December 31, 1996, Mr. Heil reported that 1,329,080 shares of Common Stock were beneficially owned individually by Mr. Heil and 314,730 shares of Common Stock were beneficially owned by Mr. Heil in his capacity as trustee of a trust. Also included are 17,500 shares subject to option, 30,132 Series E dividends paid in common stock and common stock if 35,245.86 Series D Preferred stock is converted and 352,459 Series D Warrants are exercised.



2. Pursuant to a Schedule 13-D/A filing on February 16, 1996, Mr. Phillips reported that he may be deemed the beneficial owner of 952,608 shares of Common Stock, and 1,110,206 shares of Common Stock owned of record by ECOL Partners II, Ltd. ("Ecol Partners II") and 2,352 shares owned of record by Phillips Investments, Inc. As the sole shareholder of Phillips Investments, Inc., which is the corporate general partner of ECOL Partners II, Mr. Phillips shares voting and investment power over the Common Stock owned by Phillips Investments, Inc. and ECOL Partners II. In addition, Mr. Phillips owns 47,895.12 shares of Series D Preferred which may be converted into 413,641.41 shares of common stock and Series D Warrants for 478,951.2 shares of common stock.



3. Pursuant to a Schedule 13-G/A filing on February 13, 1997, Mr. Fayez Sarofim reported that as of December 31, 1996 he may be deemed to be the beneficial owner of 466,980 shares of Common Stock. Mr. Sarofim reported sole voting and dispositive power with respect to 413,328 such shares, shared voting power with respect to 46,742 of such shares, and shared dispositive power with respect to 53,652 of such shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    John J. Scoville, a director of the Company, is President and beneficial owner of J.J. Scoville and Associates, Inc., which received $89,934.36 as of March 24, 1997, from the Company for consulting services. Such services were provided upon terms substantially similar to those the Company would have engaged in with unrelated parties.

    On November 13, 1996, the Company sold 300,000 shares of Series E Redeemable Convertible Preferred Stock in a private offering to two of the Company's directors and received cash proceeds of $3,000,000. Each Series E share has a warrant to purchase ten shares of the Company's common stock associated with it. The directors are Edward F. Heil and Rotchford D. Barker. Subsequently, directors Keith D. Bronstein and Paul C. Bergson purchased 25,000 and 1,000 shares, respectively, of the Series E preferred stock and associated Warrants from Mr. Barker at the issue price. For a full discussion of the terms of the Series E preferred stock, please see the discussion thereof at Proposal No. 4 on page 4 hereof.

    For details of the Company's Series D and Series E preferred stock, refer to Note 8 to the 1996 financial statements of the Form 10-K, found in the Annual Report accompanying this Proxy Statement.

                       STOCKHOLDER PROPOSALS AT THE NEXT
                         ANNUAL MEETING OF STOCKHOLDERS

    Stockholder proposals submitted for inclusion in the Company's 1998 proxy materials and consideration at the 1998 annual meeting of stockholders must be received by the Company no later than December 23, 1997. Stockholder proposals should be submitted to the Secretary of American Ecology Corporation, 805 W. Idaho, Suite 200, Boise, Idaho 83702. Any such proposal should comply with the Securities and Exchange Commission rules governing stockholder proposals submitted for inclusion in proxy materials.

                                 OTHER MATTERS

    The management of the Company knows of no other matters which may come before the Meeting. However, if any matters other than those referred to above should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.





April 22, 1997           AMERICAN ECOLOGY CORPORATION

                          AMERICAN ECOLOGY CORPORATION

                       THIS PROXY IS SOLICITED ON BEHALF
                    OF THE BOARD OF DIRECTORS OF THE COMPANY

        The undersigned, hereby revoking all prior proxies, appoints Jack K. Lemley, Robert S. Thorn and Ian P.F. Dorling, and each of them, proxies with full and several power of substitution, to represent and to vote all the shares of Common Stock of AMERICAN ECOLOGY CORPORATION that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of AMERICAN ECOLOGY CORPORATION to be held on May 22, 1997, and at any adjournment(s) thereof.

        THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ON THE REVERSE SIDE. IN THE ABSENCE OF SUCH INDICATIONS, A SIGNED PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BEFORE THE MEETING.

                                                                PLEASE MARK
                                                              YOUR VOTES AS  [X]
                                                               INDICATED IN
                                                               THIS EXAMPLE

1. Election of Directors (to withhold authority to vote for any individual members, strike a line through the members name in the list below)

    FOR all nominees         WITHHOLD AUTHORITY     Rotchford D. Barker, Paul
  listed to the right     to vote for all nominees  Bergson, Keith D. Bronstein,
(except as marked to the    listed to the right     Patricial M. Eckert, Edward
       contrary)                                    F. Heil, Jack K. Lemley,
                                                    Paul F. Schutt, John J.
                                                    Scoville
         [ ]                        [ ]

2. To amend Article FOURTH of the Restated Certificate of Incorporation of American Ecology Corporation

      [ ] FOR               [ ] AGAINST             [ ] ABSTAIN

3. To ratify the selection of Balukoff, Lindstrom & Co., P.A. as independent auditors for American Ecology Corporation

      [ ] FOR               [ ] AGAINST             [ ] ABSTAIN

4. To ratify the issuance of Series E Redeemable Convertible Preferred Stock and associated warrants

      [ ] FOR               [ ] AGAINST             [ ] ABSTAIN

5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


                                  The undersigned acknowledge(s) receipt of the Notice of the aforesaid Annual Meeting, the Proxy Statement and Annual Report accompany the same, each dated April 22, 1997.

                                  Date___________________________________, 1997


                                  _____________________________________________
                                  SIGNATURE OF STOCKHOLDER

                                  _____________________________________________


                                  _____________________________________________
                                  SIGNATURE IF HELD JOINTLY

                              INDEX TO EXHIBITS


    Exhibit
      No.                           Description
    -------                         -----------

     99.5 Purchase Agreement dated and effective as of November 13, 1996 by and among the Company and Edward F. Heil and Rotchford L. Barker.

     99.6 Form of: Certificate of Designation, Preferences and Rights of Series E Redeemable Convertible Preferred Stock of American Ecology Corporation.

     99.7 Form of: Warrant to Purchase Common Stock of American Ecology Corporation.